LICENSE AGREEMENT
                                -----------------

     AGREEMENT made between Wellington Group Holdings Pty Ltd with a mailing address of 10 Wellington Street. St. Kilda Victoria 3182 Australia (Licensor) and Cranston Inc., with a mailing address of 14 Bond Street Suite 296, Great Neck, N.Y. 11021 ("Licensee").

                                    RECITALS
                                    --------

     WHEREAS, Licensee wishes to obtain the right to market a Hair growth inhibiting formulation ("Formula") along with the use of clinical trial information ("Clinical Information") associated thereto (collectively, the "Product") more specifically described in Exhibit A), nationally and
                                          ---------
internationally by direct marketing, infomercial, telephone solicitation, and by website; and

     WHEREAS, Licensor owns rights to the Product; and has all of the necessary rights and authority to grant the license which is the subject matter of this agreement.

     WHEREAS, Licensor is willing to license the Product to the Licensee under the terms and conditions set forth below.

                                    AGREEMENT
                                    ---------

     NOW THEREFORE in consideration of the mutual promises contained herein and other good and valuable consideration the sufficiency and adequacy of which is hereby acknowledged, the parties agree as follows:

     1. License. Licensor grants Licensee a license in the Product, Licensee accepts the license from Licensor. The License shall include the following rights and restrictions:

          a. Licensee will have the exclusive worldwide right to market the Product nationally and internationally by direct marketing, infomercial, telephone solicitation, and via Internet sales.

          b. The parties expressly agree that Licensee shall not have any right, title, or interest in Licensor's formulas, methodology, empirical data, or other trade secrets except to the extent provided by this Agreement.

     2. Fees. Licensee shall pay to Licensor, a licensing fee ("Fee" or "Fees") for the license and use of the Product as set forth below.

          a. Per Unit Basis. Licensee shall purchase all Product from Licensor at a $(Confidential Treatment Requested) price per unit. It is expressly understood by both parties that the licensing fee for Product is incorporated into the price of Product.

          b. Minimum quantity. The minimum order quantity for the initial order of Product is 10,000 units. The minimum order quantity for all subsequent orders is 25,000 units.

          c. Initial Fee Payment. Licensee shall pay and deliver to Licensor, $20,000 (50% of the $40,000 due for the initial order). The License set forth herein shall not be deemed effective unless and until Licensor is in receipt of this $20,000 payment.

          d. Subsequent Payment for Initial Order. A subsequent payment of $20,000 shall be received by Licensor prior to delivering initial order to Licensee,

          e. Late Payment, Penalty. In the event Licensee has not paid Fees within sixty (60) days of their billing, Licensor or the Certified Manufacturer may make a demand for fees upon written notice to Licensee. Licensee shall have fifteen (15) days from the date of written notice to pay such outstanding Fees. Licensee's failure to pay Fee's after the expiration of fifteen (15) days from Licensor's written notice shall be cause for Termination as set forth in Section
13. Licensee agrees that Fees are not subject to any right of counterclaim or offset.

          f. Payment Type - All purchases and payments for product or fees will be made via wire transfer to the following account:

          Bank Name:     National Australia Bank Limited
          Account Name:  Wellington Group Holdings Pty Ltd
          Account No:    86-595-2254
          Branch No:     023-155

     3. Term. The term of this License Agreement will continue so long as Termination is not declared as set forth in Section 13 herein,

     5. Use of Clinical Information. The licensee shall have the non-exclusive right to use the Clinical Information developed in pilot clinical trials performed for the Licensor. The use of the Clinical Information is limited only to the Formula and shall not be used by Licensee with any other product without the express written consent from Licensor. The Licensor makes no representations or warranties whatsoever concerning the data derived from tile clinical trials or any claims whatsoever regarding the Product's performance but warrants that all trials were legitimately conducted. The use of clinical trial data shall be subject to the Licensee's assumption of risk as act forth in
Section 8 of this Agreement. The use, marketing or application of the Clinical Information for any other purpose other than for the marketing of the Formula shall be cause for Termination as set forth in Section 13.

     6. Protection of Trade Secrets. "Trade Secret" means other scientific or technical information, design, process, procedure, formula, or improvement relating to either the Product, operation or the assets of the Licensor and/or Certified Manufacturer that is valuable and not generally known to competitors of the Licensor, including but not limited to, the specialized information and technology the Licensor may have with respect to the design, manufacture, capabilities, and performance of the Product or services of the Licensor. The Licensee hereby acknowledges that the Product contains valuable Trade Secrets of the Licensee. The Licensee hereby expressly covenants and agrees that it shall not reverse engineer or otherwise attempt to discover the Trade Secrets in the Product for any purpose whatsoever. The parties acknowledge that no such trade secrets have been reveled in this document. The covenant shall survive indefinitely the termination of this Agreement. The Licensee acknowledges that a violation of this covenant would irreparably harm the Licensor and that if it were violated, the Licensor would not have an adequate remedy at law and that Licenser shall be entitled to receive an injunction against a breach or threatened breach of this covenant.

     7. Non-Competition. Licensee hereby agrees that it shall not develop a new or a license another product and market it under the trade name of the Product, or under a confusingly similar name. The covenant shall survive indefinitely the (elimination of this Agreement. The Licensee acknowledges that a violation of this covenant would irreparably harm the Licensor and that if it were violated, the Licensor would not have an adequate remedy at law, and that Licensor shall be entitled to receive au Injunction against a breach OT threatened breach of this covenant.

     8. Assumption of Risk. The Licensee hereby agrees to hold harmless and hereby hold harmless the Licensor from any claims the Licensee may make in regard to Product results including Product results that may arise under the Clinical Information as set forth in Section 5 of this Agreement, or any other matters that may be utilized by the Licensee in marketing the Product including but not limited to sales "puffing." Any claims Licensee uses to market the Formula in connection with its sale are its own risk and without recourse to Licensor.

     8a.     Licensor shall compel the manufacturer of Product to maintain product liability insurance in the amount of 2 million dollars and shall name Licensee as an added insured under said policy.

     9. Confidentiality. Licensee shall keep confidential all information regarding the business and affairs of Licensor which it may acquire as a result of this Agreement and which is not otherwise generally available to the public ("Confidential Information"). Licensee acknowledges and agrees that the Confidential Information is the exclusive property of Licensor and shall not be disclosed to the public. It is further agreed that the existence of this Agreement shall constitute "Confidential Information" and shall not be disclosed to any third party. Each party shall make reasonable efforts to prevent their respective agents and employees from disclosing any Confidential Information.

     This covenant shall survive indefinitely the termination of this Agreement. The Licensee acknowledges that a violation of this covenant would irreparably harm the Licensor and that if it were violated the Licensor would not have an adequate remedy at law. The Licensor shall be entitled to receive an injunction against a breach or threatened breach of this covenant.

     10. Choice of Law. This Agreement shall be construed in accordance with the Laws of the State of Maine.

     11. Jurisdiction and Venue. The parties to this Agreement agree to submit to the jurisdiction of the state and federal courts of the States of Maine or any jurisdiction where the Licensor maintains its records

     12.     Non-Assignment.

          a. No Assignment. It is agreed that none of the rights of Licensee provided for in this Agreement are transferable or assignable without the prior, express, written consent of Licensor. Licensor may not unreasonably withhold consent to any assignment. Any purported assignment without the consent of Licensor shall be null and void.

          b. No Sub-License. It is agreed that Licensee shall have no right to sub-license the License granted under this Agreement without the prior, express, written consent of Licensor. Licensor may not unreasonably withhold consent to a sub-license.

          c. Licensor Agreement. It is agreed that the Licensor may assign its rights set forth in this agreement at any time during the term of the agreement.

     13.     Termination.

          a. Breach. In the event of a breach or other non-performance of the terms of this Agreement, this Agreement shall terminate upon fifteen (15) days within notice of termination from Licensor to Licensee. Licensee shall have fifteen (15) days to cure any failure to meet the terms of this Agreement.

          b. Bankruptcy or Insolvency. Either party hereto may terminate this Agreement for cause if the other party hereto becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding related to the insolvency, receivership, liquidation or composition for the benefit of creditors.

          c. Unpaid Fees. In the event of the termination of this Agreement, Licensee shall be responsible for payment of all Fees accrued prior to the date of Termination. In the event Licensee's breach shall derive from the failure to meet minimum purchases, Licensor's sole remedy shall be to terminate this license. Licensee shall remain responsible for all goods received and on order, but shall not be liable for any shortfall below the minimums set forth elsewhere herein. Applicable penalties for delay in payment shall apply.

          d. Survival. In the event of the termination of this Agreement, the obligations pursuant to Section 6 (Protection of Trade Secrets), Section 7 (Non-Competition), Section 8 (Assumption of Risk), and Section 9 (Confidentiality) shall survive indefinitely termination of this Agreement or in accordance with the survival terms set forth individually in those sections.

     14.     Miscellaneous.

          a. Non-Waiver. A failure by Licensor to exercise any right hereunder, or otherwise waive or condone any delay or failure by Licensee to comply with any of the terms and conditions of this Agreement shall not constitute a continuing waiver of any such requirement or provision of any of the rights of Licensor pursuant to this Agreement.

          b. Severability. If any portion of this Agreement shall be construed to be illegal or invalid by a court of competent jurisdiction such construction shall not affect the legality or validity of any of the provisions hereof, and the illegal or invalid provisions will be deemed stricken and deleted herefrom to the same extent and effect as if never incorporated herein, but all other provisions hereof shall continue in full force and effect.

          c. Amendment. This agreement shall not be altered or amended except in writing executed by the parties.

          d. Notices. All notices under this Agreement shall be sent by certified mail, return receipt requested to the address given below or to such other addresses as either party may designate in writing to the other.

     To Licensor:     Wellington Group Holdings Pty Ltd
                      10 Wellington Street.
                      St. Kilda Victoria 3182
                      Australia
     To Licensee:     Cranston, Inc.
                      14 Bond Street Suite 296,
                      Great Neck. N.Y. 11021
                      USA

          e. Counterparts. This Agreement may be executed in any number of identical counterparts, each of which will be considered an original, but all of which taken together will constitute one and the same instrument.

          f. Entire Agreement. The terms and conditions herein contained the entire Agreement between the parties with respect to the subject matter of this Agreement and supersedes other previous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof, except as stated in this Agreement there are no other agreements, understandings, representations or promises between the parties with respect to the subject matter of this Agreement.


IN WITNESS WHEREOF the parties have set their bands.

Dated: November 21, 2006
                                        LICENSOR:

                                        Wellington Group Holdings Pty Ltd
                                        By:
                                           ----------------------------------
--------------------------------
Witness                                        Its:

                                        LICENSEE:

                                        Cranston, INC.
                                        By:
                                           ---------------------------------

--------------------------------
Witness


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                                    EXHIBIT A
                                    ---------

"Formula":
Shave Less contains (by weight):
Distilled water (Confidential Treatment Requested)%
Glycerol (Confidential Treatment Requested)%
Propylene glycol (Confidential Treatment Requested)%
Sucrose (Confidential Treatment Requested)%
Herbal Extract (Confidential Treatment Requested)%
Avocado Oil (Confidential Treatment Requested)%
Lactic Acid (Confidential Treatment Requested)%
Grapefruit peel extract (Confidential Treatment Requested)%
Chamomile extract (Confidential Treatment Requested)%
Betaglucan (Confidential Treatment Requested)%
Propylparaben (preservative) (Confidential Treatment Requested)%
Methylparaben (preservative) (Confidential Treatment Requested)%
EDTA (Confidential Treatment Requested)%

One spray is approximately equal to 0.1 ml. The active ingredients are glycerol, propylene glycol, sucrose, avocado oil, lactic acid, grapefruit peel, chamomile, oat betaglucen, and EDTA. The inactive ingredients are proylparaben, methylparaben, and water.

The formulation is the property of Wellington Group Holdings Pty Ltd. Propriety blends are confidential.

"Clinical Information": shall mean all data, reports, writings, research, and calculations performed by Healthcare Choreography, LLC d/b/a Marshal - Blum to the Formula.